Exhibit 3.90

Kanton Zug

Department of Economic Affairs
Register of Commerce of the Canton of Zug

CERTIFICATE OF INCORPORATION

We herewith confirm that

Ensco Intercontinental GmbH
(Ensco Intercontinental LLC)

in ZUG, Dammstrasse 19, 6301 Zug, is duly registered in the Register of Commerce of the Canton of Zug since May 16, 2011 (registration number: CHE-144.992.466).

We furthermore confirm that this company has a legal corporate existence and is neither bankrupt nor in liquidation, as far as the records of this office show.

Zug, January 29, 2015

REGISTER OF COMMERCE
OF THE CANTON OF ZUG

Markus Spiess

CHE-144.992.466